Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES FILING OF LAWSUIT AGAINST THE COMPANY

April 2, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that it and certain of its officers have been named as defendants in a purported securities class action lawsuit filed on March 27, 2008 in the United States District Court for the Southern District of Texas. The complaint alleges, among other things, that the defendants made false and misleading statements and failed to disclose material information in various press releases and other public statements from January 3, 2007 through October 16, 2007. The Company believes that it has substantial and meritorious legal and factual defenses, which the Company intends to pursue vigorously.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “We strongly believe that we have done nothing wrong and that the final resolution of this lawsuit will bear this out. We intend to file a motion to dismiss this meritless lawsuit and are hopeful that the court will grant the motion and thereby avoid the necessity of going to trial.”

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements, including without limitation the expected outcome of litigation. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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